Exhibit 99.1

Neuronetics Reports Third Quarter 2018 Financial and Operating Results

MALVERN, PA November 6, 2018 -- Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the third quarter ended September 30, 2018.

•	Third quarter 2018 revenue of $13.7 million, an increase of 31% over the third quarter of 2017
•	Third quarter 2018 U.S. treatment session revenue of $9.2 million, an increase of 28% over the third quarter of 2017
•	Third quarter 2018 U.S. NeuroStar® Advanced Therapy revenue of $3.9 million, an increase of 38% over the third quarter of 2017

“Our strong third quarter performance was driven primarily by our salesforce expansion and targeted focus on high volume customer accounts,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “As we look towards the remainder of 2018, and into 2019, we will continue to execute on our growth strategy as we seek to bring NeuroStar Advanced Therapy to a broader number of patients suffering from major depressive disorder.”

	Revenues by Geography
	Three Months ended September 30,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$13,518	$10,398	30%
International	219	93	135%
Total revenues	$13,737	$10,491	31%

	United States Revenues by Product Category
	Three Months ended September 30,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,908	$2,829	38%
Treatment sessions	9,218	7,229	28%
Other	392	340	15%
Total United States revenues	$13,518	$10,398	30%

Third Quarter Financial and Operating Results

Total revenue for the third quarter of 2018 was $13.7 million, representing 31% growth over third quarter of 2017 revenue of $10.5 million. U.S. revenue for the third quarter of $13.5 million increased 30% over the third quarter of 2017 revenue of $10.4 million.

U.S. NeuroStar Advanced Therapy revenue for the third quarter of 2018 was $3.9 million, an increase of 38% over third quarter 2017 revenue of $2.8 million. The increase in U.S. NeuroStar revenue was driven by higher capital revenue growth of 58% due to higher unit sales and a 1% increase in average selling price, partially offset by lower upgrade, rent-to-own, and other related revenue.

As of September 30, 2018, the active unit installed base in the U.S. was 858. This represents an increase of 133 units over the active unit installed base as of September 30, 2017, and an increase of 42 units over the active unit installed base as of June 30, 2018.

U.S. Treatment Session revenue for the third quarter of 2018 was $9.2 million, an increase of 28% over third quarter of 2017 revenue of $7.2 million. The increase in U.S. Treatment Session revenue was primarily the result of an approximate 31% increase in the number of treatment sessions sold, partially offset by an approximate 6% decline in average selling price due to certain volume pricing discounts within our existing customer base, plus an increase in other treatment session revenue.

Gross margin for the third quarter of 2018 was 77.9%, which is higher than the third quarter of 2017 gross margin of 74.9%. The majority of the increase in gross margin was the result of increased leverage on our service and operations costs as a result of higher sales compared to the prior year period.

Operating expenses during the third quarter of 2018 were $15.0 million, an increase of $4.4 million compared to $10.7 million in the third quarter of 2017. The increase was primarily driven by sales force expansion and marketing initiatives, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the third quarter of 2018 was $5.0 million, or $0.29 per share, as compared to third quarter 2017 net loss of $3.8 million, or $19.35 per share. Net loss per share for the three months ended September 30, 2018 includes, on a weighted-average basis the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued upon the closing of our initial public offering.

EBITDA for the third quarter of 2018 was as compared to $(3.8) million the third quarter of 2017 EBITDA of $(2.8) million. The decrease in EBITDA compared to the third quarter of 2017 is primarily due to the increase in net loss for the same period. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP measure, to net loss.

Cash and cash equivalents were $106.8 million as of September 30, 2018. This compares to cash and cash equivalents of $14.5 million as of June 30, 2018. The cash balance as of September 30, 2018 includes net proceeds from the closing of the Neuronetics’ initial public offering on July 2, 2018 of $96.5 million, after deducting underwriting discounts, commissions, and other offering expenses.

Business Outlook

For the full year 2018, the Company expects to report revenue of between $51.0 and $52.5 million, representing 26% and 30% year-over-year growth, respectively.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 6, 2018 beginning at 8:30 a.m.  Eastern Time.  Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629) -228-0778 for international callers, and referencing Conference ID: 5087106 approximately 10 minutes prior to start time.  To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA.  NeuroStar Advanced TMS Therapy is indicated for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  Additional information can be found at www.neuronetics.com.

Forward-Looking Statements

Statements in the press release for the third quarter of 2018 regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for full fiscal year 2018, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities and the build out of its Neurostar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions, including Japan. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
Revenues	$13,737	$10,491	$37,141	$28,325
Cost of revenues	3,034	2,636	8,736	6,675
Gross Profit	10,703	7,855	28,405	21,650
Operating expenses:
Sales and marketing	9,672	6,566	27,616	19,272
General and administrative	3,238	2,256	8,952	5,735
Research and development	2,125	1,843	6,010	6,018
Total operating expenses	15,035	10,665	42,578	31,025
Loss from Operations	(4,332)	(2,810)	(14,173)	(9,375)
Other (income) expense:
Interest expense	928	807	2,749	2,068
Other expense (income), net	(299)	136	1,032	(308)
Net Loss	$(4,961)	$(3,753)	$(17,954)	$(11,135)

Net loss per share of common stock outstanding, basic and diluted	$(0.29)	$(19.35)	$(2.99)	$(62.56)
Weighted-average common shares outstanding, basic and diluted	17,382	194	6,014	178

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$106,760	$29,147
Accounts receivable, net	5,283	4,267
Inventory	2,614	2,468
Prepaid expenses and other current assets	2,082	1,123
Total current assets	116,739	37,005
Property and equipment, net	1,343	1,359
Other assets	897	574
Total Assets	$118,979	$38,938
Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$2,102	$2,513
Accrued expenses	6,383	7,511
Deferred revenue	1,813	1,970
Current portion of long-term debt	5,000	-
Total current liabilities	15,298	11,994
Long-term debt, net	25,198	29,556
Deferred revenue	2,032	2,275
Deferred rent	103	151
Convertible preferred stock warrant liability	-	478
Total Liabilities	42,631	44,454
Convertible preferred stock, $0.01 par value: 308,593 shares previously authorized prior to initial public offering, issuable in series; no and 304,958 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively; no liquidation value at September 30, 2018	-	187,136
Stockholders' Equity (Deficit):
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at September 30, 2018 and December 31, 2017	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 17,579 and 231 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	176	2
Additional paid-in capital	291,072	4,292
Accumulated deficit	(214,900)	(196,946)
Total Stockholders' Equity (Deficit)	76,348	(192,652)
Total Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)	118,979	38,938

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Nine Months ended September 30,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(17,954)	$(11,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	671	455
Share-based compensation	1,364	295
Non-cash interest expense	642	542
Change in fair value of convertible preferred stock warrant liability	1,396	(250)
Cost of rental units purchased by customers	148	118
Changes in certain assets and liabilities:
Accounts receivable, net	(1,016)	(326)
Inventory	(767)	(519)
Prepaid expenses and other assets	(298)	(30)
Accounts payable	(594)	(819)
Accrued expenses	(1,461)	331
Deferred revenue	(400)	(45)
Deferred rent	(46)	(29)
Net Cash Used in Operating Activities	(18,315)	(11,412)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(650)	(319)
Net Cash Used in Investing Activities	(650)	(319)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock in initial public offering	99,998	-
Payments of public offering costs	(3,465)	-
Proceeds from exercises of stock options	45	30
Proceeds from issuance of Series G convertible preferred stock, net	-	14,825
Borrowings under credit facilities	-	5,000
Payments of debt issuance costs	-	(1,015)
Net Cash Provided by Financing Activities	96,578	18,840

Net Increase in Cash and Cash Equivalents	77,613	7,109
Cash and Cash Equivalents, Beginning of Period	29,147	17,040
Cash and Cash Equivalents, End of Period	$106,760	$24,149

Non-GAAP Measures

EBITDA is not a measure of financial performance under United States generally accepted accounting principles, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended September 30,
	2018	2017
EBITDA Reconciliation	(in thousands)
Net loss	$(4,961)	$(3,753)
Interest expense	928	807
Income taxes	-	-
Depreciation and amortization	208	148
EBITDA	$(3,825)	$(2,798)